Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of United States Cellular Corporation on Form S-8 of our report dated February 26, 2013, relating to the financial statements of Los Angeles SMSA Limited Partnership, appearing in the Annual Report on Form 10-K of United States Cellular Corporation for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, GA

May 31, 2013